NEWS RELEASE
Exhibit 99.1
For Immediate Release
Astronics Corporation Refinances Debt with
Expanded Revolver and Lower Cost Term Loan
Refinancing provides greater liquidity, significant cash savings and improved terms
EAST AURORA, NY, July 11, 2024 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, today announced it has amended and expanded its revolving line of credit and refinanced its term loan. The refinancing provides improved liquidity, lower cash costs, and greater financial flexibility for the Company. The refinancing is comprised of an expanded asset-based line of credit and a reduced, lower-cost term loan.
The revolving line of credit was expanded from $115 million to a $200 million maximum subject to the borrowing base, with an interest rate of SOFR plus 2.5% to 3.0% varying based on the Company’s consolidated leverage ratio. At closing, Astronics had $128 million drawn on the facility. HSBC Bank USA, N.A. was the agent for the lending group which included M&T Bank, KeyBank N.A., Webster Bank and BHI USA.
The new $55 million term loan has an interest rate of SOFR plus 5.5% to 6.75% varying based on the Company’s consolidated leverage ratio. Cash amortization of the new term loan will be approximately $550,000 annually, down from the previous rate of approximately $9.0 million. Funds for the term loan were provided by Redwood Capital Management, LLC through certain funds managed by the firm, along with HSBC Private Credit.
David C. Burney, Chief Financial Officer, commented, “This refinancing reflects the progress we are making as a Company by delivering strong sales growth and improving profitability. We expect to have significant cash savings of approximately $10.5 million annually from this refinancing, including an approximate $2.0 million reduction in annual interest expense. The initial weighted average interest rate at current SOFR levels is estimated to be 9.6%, down from our previous blended rate of 11.0%. The new package also offers a significant improvement in liquidity over our previous structure, with available liquidity of approximately $50 million initially, which affords our Company much more operating flexibility than we have had recently.”
The restructured lending agreements also have less restrictive financial covenants, which include a minimum fixed charge coverage ratio of 1.1 to 1.0 and minimum liquidity of the greater of
$15 million or 10% of the borrowing base. Both the expanded revolver and the new term loan mature on July 11, 2027.
The new term loan and borrowings on the expanded revolver were used to repay the $80.3 million outstanding on the previous term loan, the 4.0% call premium of approximately $3.2 million and accrued and unpaid interest and fees.
Ruben Kliksberg and Sean Sauler, Co-CIOs of Redwood Capital Management, stated: “We are excited to make this investment in Astronics. We believe that this capital solution will allow the Company to continue on its strategic path as an innovator of advanced technologies for the aerospace and defense industries.”

Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Successfully Refinances Debt with Expanded Revolver and Lower Cost Term Loan

July 11, 2024

Third quarter 2024 expenses will include refinancing-related fees, the call premium on the previous term loan and the write-off of deferred financing costs related to the previous financing. These expenses in total are estimated to be $8.0 million.
Terms used, but not defined in this news release are as defined in the Credit Agreements filed on Form 8-k with the Securities and Exchange Commission today.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets. For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to expected cash savings and interest expense, progress with sales growth and improving profitability, the ability to meet less restrictive covenants and availability on the revolver. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of a global pandemic and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Company Contact:	Investor Contact:
David C. Burney	Kei Advisors LLC
Executive Vice President and CFO	Deborah K. Pawlowski
invest@astronics.com	Investor Relations
+1.716.805.1599	dpawlowski@keiadvisors.com
+1.716.843.3908

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Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052